EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bill Davis Public Affairs Manager (678) 728-2018

SEROLOGICALS CORPORATION ACQUIRES ALTAGEN BIOSCIENCES
AND SIERRA BIOSOURCE™ SUBSIDIARY

Expands R&D Capabilities and Strengthens Focus on Cell Culture Business

Acquisition Expected to be Accretive in FY 2004

        ATLANTA, GA—June 30, 2004—Serologicals Corporation (NASDAQ: SERO) announced today that it has entered into a definitive agreement to acquire AltaGen Biosciences, Inc., the parent company of Sierra BioSource™, a leading provider of contract research and development services to the cell culture industry.

        "We made the decision to bring Sierra's expertise into our company after collaborating on several successful research projects since 2002," said David A. Dodd, President and CEO of Serologicals. "We anticipate that this acquisition will further strengthen our capabilities in our rapidly expanding cell culture business. Sierra will provide us with a highly skilled research organization that is already intimately familiar with EX-CYTE®, the world leading cell culture media growth supplement. The acquisition will also enable us to provide a broad range of technical support services to our existing cell culture customers as well as to others in the cell-culture industry. In addition, we expect to accelerate our cell culture product development program as a result of this acquisition. Sierra BioSource has an excellent and well-deserved reputation in the biopharmaceutical industry."

        One of Serologicals' core segments, the cell culture business is experiencing significant growth worldwide. Analysts estimate that the worldwide cell culture market in 2003 was approximately $850 million. Approximately 15% of this amount was attributable to services provided to industrial cell culture customers that are similar to the services provided by Sierra.

        The acquisition of Sierra will enable Serologicals to more broadly address the cell culture market by providing custom research and development services and custom media formulation.

        Based in Morgan Hill, California, AltaGen Biosciences and its Sierra BioSource subsidiary offer research and development services in the areas of cellular and molecular biology, immunology, animal pharmacology, monoclonal antibodies and recombinant proteins, as well as in specialty cell culture development and purification. AltaGen has grown at a compound annual rate in excess of 40% during the past five years, and is currently among the fastest growing privately-held companies in the Silicon Valley.

        The acquisition of AltaGen is expected to be accretive in fiscal year 2004. The transaction is subject to customary closing conditions. Serologicals expects the acquisition to be consummated during the third quarter of 2004.

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include the ability of Serologicals to close the acquisition of AltaGen, the ability of Serologicals to retain the personnel of AltaGen following the closing and the continued growth of the cell culture market. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and Serologicals undertakes no obligation to update these statements based on events that may occur after the date of this press release.

        Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.

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